MID PENN BANCORP, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

1.Establishment, Purpose and Duration
1.1Establishment. This Executive Annual Incentive Plan (the “Plan”) is adopted by Mid Penn Bancorp, Inc. (the “Company” and, together with its wholly-owned subsidiaries, “Mid Penn”), effective as of January 1, 2025 (the “Effective Date”).
1.2Purpose. The purpose of the Plan is to optimize the profitability and growth of Mid Penn through incentives consistent with Mid Penn’s goals in order to link and align the personal financial interests of the Participants with the overall financial performance of Mid Penn, and to provide flexibility to Mid Penn in its ability to motivate, attract and retain the services of Participants who make significant contributions to its success.
1.3Duration. This Plan shall commence on the Effective Date, and shall remain in effect until terminated, modified, or amended in accordance with Section 5.1.
2.Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:
2.1“Base Salary” means the Participant’s annualized rate of base salary paid during each calendar year, excluding bonuses and other forms of variable income, fringe benefits, reimbursements, etc.
2.2“Bonus Award” means a Cash Bonus Award and/or Equity Bonus Award granted under this Plan.
2.3“Cause” means a termination of employment for “Cause” as such term is defined in the affected Participant’s employment agreement with Mid Penn or, if none, any of the following (a) willful act of material dishonesty with respect to any material matter involving the Mid Penn; (b) theft or material misuse of Mid Penn property; (c) willful violation of any material law or regulation applicable to Mid Penn; (d) willful violation of Mid Penn’s material written policies or procedures; or (e) conviction of, or plea of guilty or nolo contendere to, a felony, any criminal charge involving moral turpitude, or illegal substance abuse.
2.4“Cash Bonus Award” means an annual bonus award to be paid in a cash lump sum pursuant to Section 3.3 of this Plan.
2.5“Committee” means the Committee, as defined in the Equity Plan.

2.6“Eligible Employee” means employees of Mid Penn who are selected by the Committee, in its sole discretion, to participate in this Plan. Being selected to participate in this Plan for one Plan Year does not guarantee selection for participation in the Plan for any other Plan Year.
2.7“Equity Bonus Award” means an annual bonus award paid in the form of restricted stock pursuant to Section 3.2 of this Plan. All restricted stock issued as an Equity Bonus Award shall be: (a) evidenced by a Grant Instrument (as defined in the Equity Plan); (b) subject to a three-year time vesting requirement; and (c) subject to the other terms and conditions (including any vesting conditions) of the Equity Plan and any underlying Grant Instrument.
2.8“Equity Plan” means the Mid Penn Bancorp, Inc. 2023 Stock Incentive Plan, as the same may be amended or replaced from time to time.
2.9“Participant” means an Eligible Employee who has been notified by the Committee that he or she has been selected to participate in the Plan for the current Plan Year.
2.10“Payment Date” means the date or dates on which Participants receive their Bonus Award(s) pursuant to Section 4.1.
2.11“Plan Year” means the Company’s fiscal year, which is the calendar year.
3.Annual Bonus Awards
3.1No later than ninety (90) days after the commencement of each Plan Year, the Committee shall set performance objectives for each Participant in writing in an incentive work sheet (the “Work Sheet”), which shall be provided to each Participant and included as an exhibit to the Plan.
3.2If the performance objectives for the Participant are achieved, the Participant shall receive an Equity Bonus Award and Cash Bonus Award under the Plan equal to a designated percentage of the Participant’s Base Salary, as determined by the Committee in its sole discretion and set forth in the Participant’s Work Sheet. The grant date fair value of the Equity Bonus Awards, as determined in accordance with generally accepted accounting principles in the United States and computed on the date of grant, shall equal such designated percentage of the Equity Bonus Award earned by the Participant.
a.Payment of Bonus Awards in any Plan Year is contingent upon the attainment of the performance objective(s) outlined in the applicable Work Sheet being achieved by Mid Penn and/or the Participant, as applicable. The specific performance objectives are determined annually by the Committee and are subject to change by the Committee, but generally may include objective performance targets focused on financial performance and profitability growth, including, but not limited to, net income, efficiency ratio and/or tangible book value growth, and subjective, discretionary performance targets, such as particular qualitative factors for each Participant, based on his or her duties to Mid Penn.
b.Each performance objective may be weighted based on priority as a contribution to the total Equity Bonus Award and/or Cash Bonus Award payable to the Participant. The weight of each performance objective attributable to a Participant shall be determined by the Committee and set forth in his or her Work Sheet.
c.In addition to the achievement of the performance objectives set forth in the Work Sheet, payment of the Bonus Award is also contingent on Mid Penn’s and/or the Participant’s overall performance level being satisfactory, as determined by the Committee. The Committee shall have the final authority to determine whether Mid Penn and/or any Participant has satisfied these requirements.
d.If an Eligible Employee becomes a Participant at any time after the beginning of a Plan Year, the Bonus Award payable to that Participant shall be pro-rated, in which case the percentage of Base Salary that constitutes the Bonus Award for that Plan Year shall be multiplied by a fraction, where the numerator is the number of days that the individual was a Participant during the Plan and the denominator is 365.
3.3In addition to the performance-based Bonus Award described in Section 3.2, the Committee may, in its sole and absolute discretion, grant to a Participant a discretionary Equity Bonus Award and/or Cash Bonus Award. The maximum Equity Bonus Award and/or Cash Bonus Award that a Participant may receive under this Plan for any Plan Year shall be set forth in the Participant’s Work Sheet and be equal to a designated percentage of the Participant’s Base Salary, as determined by the Committee in its sole discretion.
4.Timing of Determination and Payment
4.1Time of Determination and Payout. As soon as practicable following the end of the Plan Year, but in no event later than February 28th, the Committee shall determine whether a Bonus Award was earned and shall inform each Participant of such determination in writing. Any Cash Bonus Award earned shall then be paid to the Participant in a cash lump sum, through the Company’s regular payroll practices, including all applicable withholdings, no later than March 15th. Any Equity Bonus Awards earned under the Plan shall be granted at the same time the Cash Bonus Award is paid or, if none, issued as soon as practicable following the Committee’s determination that such Equity Bonus Award was earned. Bonus Awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code under the “short term deferral rule” set forth in Treasury Regulations Section 1.409A-1(b)(4).
4.2Termination of Employment. Unless otherwise determined by the Committee, a Participant who is not employed by Mid Penn as of the Payment Date due to his or her earlier voluntary resignation or termination by Mid Penn for Cause shall forfeit the Bonus Award.

5.Amendments, Termination and Clawback
5.1Right to Amend or Terminate the Plan. The Committee may amend or terminate this Plan at any time without the consent of any Participants; provided, however, that except as otherwise provided in the Plan and/or a Work Sheet, the Committee may not reduce the amount of the Bonus Award already earned by any Participant in any Plan Year without the Participant’s consent. Notwithstanding the foregoing, the Committee has the authority to adjust the Bonus Award (both positively or negatively) in the event of extraordinary, non-recurring or unusual circumstances or events, as determined in the sole discretion of the Committee.
5.2Clawback. Notwithstanding any provision of the Plan or Work Sheet to the contrary, any Bonus Award received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Mid Penn clawback policy or any applicable law, rule or regulation, as may in effect from time to time.
6.Miscellaneous
6.1Binding Effect. This Plan shall be binding on the Participants, Mid Penn and their beneficiaries, survivors, executors, successors, administrators and transferees.
6.2No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of Mid Penn, nor does it interfere with Mid Penn’s right to discharge the Participant. It also does not interfere with the Participant’s right to terminate employment at any time.
6.3Heading and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
6.4Non-Transferability. Bonus Awards under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.
6.5Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.
6.6 Entire Agreement. This Plan and the Equity Plan, as applicable, constitutes the entire agreement between Mid Penn and each Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.
6.7Tax Withholding. Mid Penn shall withhold from the payment under the Plan all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions, and as a condition precedent to payment under the Plan, all recipients shall make arrangements satisfactory to the Company for the payment of any personal income or other taxes.
6.8Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
6.9Administration. The Committee shall have all powers which are necessary to administer this Plan, including but not limited to: interpreting the provisions of the Plan, including resolving and clarifying inconsistencies, ambiguities or omissions in the Plan and related documents; determining the persons eligible to participate in the Plan; maintaining a record of benefit payments; establishing rules and prescribing any forms necessary or desirable to administer the Plan; and allocating all or a portion of its responsibilities (at its sole discretion) to any one or more of its members.

IN WITNESS WHEREOF, the Company has executed this Plan on the date set forth below.

MID PENN BANCORP, INC.

January 22, 2025 By:/s/ Rory G. Ritrievi
Date Rory G. Ritrievi, President & CEO